Exhibit 10.5

TRADE NAME LETTER

September 16, 2003

Brascan Financial Corporation
BCE Place, 181 Bay Street, Suite 300
P.O. Box 771
Toronto, Ontario M5J 2T3

Dear Sir/Madam:

     Reference is made to the Term Loan and Security Agreement dated as of the date hereof (as amended, modified, restated or supplemented from time to time, the “Loan Agreement”) by and among U.S. Wireless Data, Inc. (the “Borrower”) and BRASCAN FINANCIAL CORPORATION (the “Lender”). Capitalized terms used herein which are not defined shall have the meanings given to them in the Loan Agreement.

     Among the Receivables in which Lender is granted a security interest under the terms of the Loan Agreement, are Receivables billed and/or to be billed under the trade names or trade styles (the “Trade Names”) listed on Schedule A attached hereto and made a part hereof, which Trade Names are owned by the Borrower.

     In order to induce Lender to make the Advances and in consideration of Lender so doing and/or Lender having so done, Borrower hereby warrants and confirmed that for all purposes, Receivables heretofore or hereafter issued under each Trade Name shall be deemed Receivables of the Borrower indicated on Schedule A. Borrower further represents and warrants that the goods representing Receivables shall in all instances be the goods of the Borrower indicated on Schedule A and all of your rights under the Loan Agreement are applicable thereto.

     Without in any way limiting the generality of the foregoing, the rights of Lender under the Loan Agreement to endorse the name of the Borrower on any and all checks or other forms to effectuate collection, is hereby extended to include the right on Lender’s part to endorse the Trade Names upon any such checks or other forms of remittance.

Very truly yours, U.S. WIRELESS DATA, INC.

By: Name: Adi Raviv Title: Executive Vice President and CFO